Exhibit 99.1

NEWS RELEASE

CSL05004

02/03/05

Carlisle Companies Reports a 34% Increase in 2004 Income from Continuing Operations

CHARLOTTE, NORTH CAROLINA, February 3, 2005…Carlisle Companies Incorporated (NYSE:CSL) reported income from continuing operations of $21.4 million, or $0.69 per diluted share in the fourth quarter 2004, compared to $19.6 million or $0.63 per diluted share from continuing operations in the fourth quarter 2003.

Net sales of $549.1 million in the fourth quarter 2004 were 16% over fourth quarter 2003 net sales of $474.1 million.  Organic net sales growth of $70.0 million, or 15% in the fourth quarter 2004, accounted for most of the increase over the fourth quarter 2003 and included $3.6 million of favorable changes in foreign currency rates.  The impact of foreign currency rates on income was negligible. The growth in organic net sales was primarily attributable to the Construction Materials and Industrial Components segments.  Acquisitions contributed $7.0 million of the growth in the fourth quarter 2004 net sales, partially offset by $2.0 million in divestitures.

Net sales of $2.23 billion in 2004 were 18% above 2003 net sales of $1.89 billion.  Organic sales growth of $326.4 million, or 17%, included $17.1 million of favorable changes in foreign currency rates.  The impact of foreign currency rates on income was negligible.  Acquisition growth of $23.8 million in the Industrial Components and General Industry segments was partially offset by $10.1 million for the divestiture of the spring brake business in the Specialty Products segment.  Income of $118.3 million, or $3.77 per diluted share from continuing operations in 2004 was 34% above $88.5 million or $2.87 per diluted share from continuing operations in 2003.

Income from continuing operations in the fourth quarter 2004 included a $0.02 per diluted share charge related to exit and disposal activities, compared to a $0.03 per diluted share charge in the fourth quarter 2003.  Income from continuing operations for the full year 2004 included a $0.06 per diluted share charge for exit and disposal activities, compared to an $0.11 per diluted share charge for the full year 2003.

The fourth quarter and full year 2004 income from continuing operations were negatively impacted by unrecovered raw material costs of $0.03 and $0.29, respectively, in excess of selling price increases.  The fourth quarter 2004 income from continuing operations also included a $0.06 per diluted share charge for the write-off of assets associated with the sale of the spring brake business.  In addition, the Company incurred $0.07 per diluted share of external Sarbanes-Oxley compliance charges in the fourth quarter 2004.  For the full year 2004 the total external cost of Sarbanes-Oxley compliance was $0.10 per diluted share.  Partially offsetting these charges was a one-time tax adjustment for continuing operations of $0.09 per diluted share in the fourth quarter 2004.  The adjustment was the result of favorable state and federal tax settlements.

Richmond McKinnish, Carlisle’s President and CEO said, “Our 2004 earnings showed improvement over 2003 in spite of the unprecedented increase in raw material costs throughout 2004 and the high fees paid for Sarbanes-Oxley compliance.  Though we could have acted a little more quickly to pass the raw material cost increases along to our customers, we continue to focus on recovering these costs in 2005.  We expect earnings from continuing operations in 2005 to be in the range of $4.10 to $4.25 per diluted share.”

Fourth Quarter and Full Year Segment Results

The following segment discussion excludes the impact of discontinued operations.

Industrial Components net sales in the fourth quarter 2004 of $161.6 million were 18% above $137.3 million in the fourth quarter 2003.  Fourth quarter 2004 segment earnings before interest and income taxes (“EBIT”) of $5.2 million were 35% below $8.0 million in the fourth quarter 2003 due primarily to the continued rise in raw material costs.  Net sales of $727.2 million in 2004 were 17% above $622.4 million in 2003, and segment EBIT of $61.1 million was 5% above $58.3 million in 2003.  Net sales at Carlisle Tire & Wheel Company in 2004 were 19% above 2003 net sales on growth in all product lines, with most of the increase in sales in commercial and consumer power equipment lawn care products and ATV tires and wheels.  The acquisition of Trintex, the leading manufacturer of specialty semi-pneumatic tires and wheels for the lawn and garden and industrial markets, in June 2004 also contributed to the increase in sales.  Carlisle Power Transmission net sales were 10% above the full year 2003 with most of the sales improvement in the lawn and grounds care and agricultural markets.  Segment earnings in 2004 did not keep pace with the sales increase due to the dramatic rise in raw material costs throughout 2004 for steel in the wheel business and oil-based commodities used in the tire manufacturing process.  The unrecovered raw material cost increases in the Industrial Components segment were approximately $7.8 million in 2004.  Selling price increases implemented in 2004 at Carlisle Tire & Wheel were not sufficient to fully offset the rise in raw material costs.

Construction Materials net sales of $196.1 million in the fourth quarter were 29% above the fourth quarter 2003 net sales of $151.8 million with strong demand across most product lines.  Fourth quarter 2004 EBIT of $26.2 million was 30% above the fourth quarter 2003 EBIT of $20.1 million.  Net sales of $721.9 million in 2004 were 25% above $579.3 million in 2003 with growth in all product lines.  EBIT in 2004 of $94.5 million was 22% above 2003 EBIT of $77.2 million.  The improvement in EBIT was due primarily to increased sales volume and selling price increases, partially offset by product mix and increasing raw material costs.  Earnings of $2.4 million at Carlisle’s European roofing joint venture, Icopal, were 20% below earnings of $3.0 million in 2003, primarily due to reorganization expenses incurred in the beginning of 2004.

Transportation Products net sales of $37.1 million in the fourth quarter 2004 were 27% above fourth quarter 2003 net sales of $29.3 million.  Fourth quarter EBIT of $2.3 million was significantly above $1.1 million in the fourth quarter 2003.  Net sales of $149.6 million in 2004 were 23% above 2003 net sales of $121.4 million.  The improvement in net sales was the result of higher shipments of large construction, pneumatic bulk, commercial, live-bottom and stainless steel tank trailers.  EBIT of $7.9 million for the full year 2004 was 39% above $5.7 million in 2003 and reflects significant improvement in sales volume, selling price increases and improved absorption of fixed overhead costs, partially offset by higher raw material costs.

Specialty Products net sales of $31.2 million were 4% above $30.0 million in the fourth quarter 2003.  Organic sales growth in this segment was 11% in the fourth quarter 2004.  The fourth quarter 2003 net sales included $2.0 million of sales from Carlisle Motion Control’s spring brake business which was divested in December 2003.  The $3.2 million EBIT loss in the fourth quarter 2004 was primarily the result of the aforementioned write-off of a note receivable and other receivables associated with the sale of Motion Control’s spring brake business.  Net sales for the full year 2004 of $133.8 million were 4% above 2003 net sales of $129.1 million.  Net sales in 2003 included $10.1 million of sales from the spring brake business.  Organic sales growth was 12% for the full year 2004.  Higher sales of braking systems for off-highway and industrial equipment accounted for most of the increase.  Segment EBIT of $5.2 million was 24% above $4.2 million in 2003.  The improvement was primarily a result of operating and manufacturing efficiencies attributable to the consolidation of the business units in this segment under one management team.

General Industry net sales of $123.1 million in the fourth quarter fell below $125.7 million in the fourth quarter 2003.  Segment EBIT of $8.3 million was 34% above $6.2 million in the fourth quarter 2003.  Full year 2004 net sales of $495.1 million were 14% above $435.3 million in 2003.  Net sales at Carlisle Process Systems were 23% above 2003 as a result of increased purchases of capital equipment for cheese processing equipment.  Carlisle FoodService net sales were 16% above 2003 with acquisitions accounting for half of the increase.  Tensolite net sales were 15% above 2003 due to increased sales across all product lines.  Carlisle Walker net sales in 2004 were slightly above 2003 as a result of higher sales in the equipment group.  Johnson Truck Bodies 2004 net sales were 3% below 2003 due to reduced demand for insulated temperature-controlled truck bodies and trailers.  EBIT of $38.4 million for the full year 2004 was 93% above 2003 EBIT of $19.9 million.  Improved earnings at Carlisle Process Systems, Carlisle Walker and Tensolite accounted for most of the increase.  General Industry’s 2003 EBIT included $3.7 million of exit and disposal costs.

Discontinued Operations

In accordance with FAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” Carlisle identified the assets associated with a plastic components operation of Carlisle Tire & Wheel Company reported in the Industrial Components segment, the rubber operations of Carlisle Engineered Products in the Automotive Components segment, and the pottery business that is part of Carlisle FoodService in the General Industry segment as discontinued operations in the second quarter 2004.  In the fourth quarter 2004 the remaining operations of Carlisle Engineered Products, previously reported in the Automotive Components segment, were added to discontinued operations.  Carlisle is actively marketing the operations and conducting other actions required to complete the sale of the assets.

Losses from discontinued operations in the fourth quarter 2004 were $31.9 million compared to losses of $0.9 million in the fourth quarter 2003.  The fourth quarter 2004 included non-cash write-offs of $25.1 million after-tax of goodwill and $3.1 million after-tax of other assets at

Carlisle Engineered Products.  Losses from discontinued operations were $38.7 million for the full year 2004 compared to income of $0.4 million in 2003.

Net Income

The net loss of $10.5 million, or $0.34 per diluted share in the fourth quarter, included $31.9 million or $1.03 per diluted share of losses from discontinued operations.  Net income for the fourth quarter 2003 was $18.7 million or $0.60 per diluted share, which included $0.9 million or $0.03 per diluted share of losses from discontinued operations.

Net income in 2004 of $79.6 million or $2.54 per diluted share was 10% below 2003 and included $38.7 million or $1.23 per diluted share in losses from discontinued operations.  This compares to net income of $88.9 million or $2.88 per diluted share realized in 2003, which included $0.4 million or $0.01 per diluted share in income from discontinued operations.

Cash Flow

Cash flow from continuing operations of $111.6 million in 2004 was 6% above $105.1 million realized in 2003.  Increased utilization of the securitization program in 2004 contributed $53.0 million to cash flow from operations compared to a $33.0 million reduction in the utilization of the securitization program in 2003.  The increase in working capital was a result of increased accounts receivable due to sales volume and the planned building of inventories to meet the projected demand in the first half of 2005.  Cash used in investing activities was $91.8 million in 2004 compared to $68.0 million in 2003 and included the acquisition of Trintex, a specialty tire and wheel business, in June 2004.  Capital expenditures of $72.3 million were 83% above $39.6 million in 2003.  The increased capital expenditures were due to the construction of new production plants for the Construction Materials segment and plant expansions for tire and belt products in the Industrial Components segment.  Proceeds from the sale of investments, property and equipment in 2004 include the sale of properties acquired in the acquisition of Flo-Pac, a leading manufacturer of broom, brushes and cleaning supplies.  Cash flow from financing activities included the purchase of 324,600 shares of Carlisle stock in the fourth quarter 2004 at a cost of $18.9 million.

Backlog

The December 31, 2004 backlog from continuing operations of $410.1 million was 9% above $374.6 million at December 31, 2003.  Most of the increase was in the Construction Materials and the Transportation Products segments and was partially offset by a decrease in backlog in the General Industry segment.

Conference Call and Webcast

The company will discuss fourth quarter 2004 results on a conference call for investors on Thursday, February 3, 2005 at 11:00 a.m. Eastern.  The call may be accessed live at http://www.carlisle.com/investors/conference_call.html, or the taped call may be listened to at any time shortly following the live call at the same website location until February 17, 2005.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

Carlisle is a diversified global manufacturing company serving the construction materials, commercial roofing, specialty tire and wheel, power transmission, heavy-duty brake and friction, foodservice, data transmission, and process systems industries.

CONTACT:	Carol P. Lowe
Vice President and Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100
http://www.carlisle.com

CARLISLE COMPANIES INCORPORATED
Financial Results
December 31, 2004
(In millions, except per share data)

	Fourth Quarter			Twelve Months
	2004	2003*	% Change	2004	2003*	% Change
Net sales	$549.1	$474.1	16%	$2,227.6	$1,887.5	18%

Income from continuing operations, net of tax	$21.4	$19.5	10%	$118.3	$88.5	34%
Loss from discontinued operations, net of tax	$(31.9)	$(0.8)	NM	$(38.7)	$0.4	NM
Net income	$(10.5)	$18.7	-156%	$79.6	$88.9	-10%

Basic earnings per share
Continuing operations	$0.69	$0.63	10%	$3.81	$2.89	32%
Discontinued operations	$(1.03)	$(0.02)	NM	$(1.24)	$0.01	NM
Net income	$(0.34)	$0.61	-156%	$2.57	$2.90	-11%

Diluted earnings per share
Continuing operations	$0.69	$0.63	10%	$3.77	$2.87	31%
Discontinued operations	$(1.03)	$(0.03)	NM	$(1.23)	$0.01	NM
Net income	$(0.34)	$0.60	-157%	$2.54	$2.88	-12%

SEGMENT FINANCIAL DATA

(In millions)

	2004			2003*
Fourth Quarter	Sales	EBIT	% Sales	Sales	EBIT	% Sales
Industrial Components	$161.6	$5.2	3.2%	$137.3	$8.0	5.8%
Construction Materials	196.1	26.2	13.4%	151.8	20.1	13.2%
Transportation Products	37.1	2.3	6.2%	29.3	1.1	3.8%
Specialty Products	31.2	(3.2)	-10.3%	30.0	1.8	6.0%
General Industry	123.1	8.3	6.7%	125.7	6.2	4.9%
Subtotal	$549.1	$38.8	7.1%	$474.1	$37.2	7.8%
Corporate	—	(7.4)		—	(5.2)
Total	$549.1	$31.4	5.7%	$474.1	$32.0	6.7%

	2004			2003*
Twelve Months	Sales	EBIT	% Sales	Sales	EBIT	% Sales
Industrial Components	$727.2	$61.1	8.4%	$622.4	$58.3	9.4%
Construction Materials	721.9	94.5	13.1%	579.3	77.2	13.3%
Transportation Products	149.6	7.9	5.3%	121.4	5.7	4.7%
Specialty Products	133.8	5.2	3.9%	129.1	4.2	3.3%
General Industry	495.1	38.4	7.8%	435.3	19.9	4.6%
Subtotal	$2,227.6	$207.1	9.3%	$1,887.5	$165.3	8.8%
Corporate	—	(21.4)		—	(19.7)
Total	$2,227.6	$185.7	8.3%	$1,887.5	$145.6	7.7%

* 2003 figures have been revised to exclude discontinued operations

NM = Not Meaningful

CARLISLE COMPANIES INCORPORATED
Consolidated Statement of Earnings
For the periods ended December 31
(In thousands except per share data)

	Fourth Quarter			Twelve Months
	2004	2003*	% Change	2004	2003*	% Change
Net sales	$549,063	$474,107	15.8%	$2,227,614	$1,887,490	18.0%
Cost and expenses:
Cost of goods sold	455,731	388,487	17.3%	1,804,486	1,526,295	18.2%
Selling and administrative expenses	56,591	51,707	9.4%	221,676	204,948	8.2%
Research and development expenses	4,095	4,765	-14.1%	16,315	16,347	-0.2%
Other (income) & expense, net	1,221	(2,844)	-142.9%	(553)	(5,678)	-90.3%

Earnings before interest & income taxes	31,425	31,992	-1.8%	185,690	145,578	27.6%

Interest expense, net	3,792	2,956	28.3%	15,350	14,461	6.1%

Earnings before income taxes	27,633	29,036	-4.8%	170,340	131,117	29.9%

Income taxes	6,195	9,490	-34.7%	52,026	42,633	22.0%

Income from continuing operations	21,438	19,546	9.7%	118,314	88,484	33.7%
% of Net Sales	3.9%	4.1%		5.3%	4.7%

Income (Loss) from discontinued operations, net of tax	(31,886)	(810)	NM	(38,702)	436	NM

Net Income	$(10,448)	$18,736	-155.8%	$79,612	$88,920	-10.5%

Basic earnings per share
Continuing operations	$0.69	$0.63	9.5%	$3.81	$2.89	31.8%
Discontinued operations	(1.03)	(0.02)	NM	(1.24)	0.01	NM
Basic earnings per share	$(0.34)	$0.61	-155.7%	$2.57	$2.90	-11.4%

Diluted earnings per share
Continuing operations	$0.69	$0.63	9.5%	$3.77	$2.87	31.4%
Discontinued operations	(1.03)	(0.03)	NM	(1.23)	0.01	NM
Diluted earnings per share	$(0.34)	$0.60	-156.7%	$2.54	$2.88	-11.8%

Average shares outstanding (000’s) - basic	31,001	30,882		31,032	30,705
Average shares outstanding (000’s) - diluted	31,287	31,119		31,409	30,863

Dividends	$7,122	$6,796		$27,960	$26,695
Per share	$0.230	$0.220	4.2%	$0.900	$0.870	3.5%

* 2003 figures have been revised to reflect discontinued operations

NM = Not Meaningful

CARLISLE COMPANIES INCORPORATED
Comparative Condensed Consolidated Balance Sheet
(In thousands)

	December 31, 2004	December 31, 2003*
Assets
Current Assets
Cash and cash equivalents	$25,018	$23,361
Receivables	227,423	216,173
Inventories	315,528	252,015
Prepaid expenses and other	68,114	70,360
Current assets held for sale	16,831	20,532
Total current assets	652,914	582,441
Property, plant and equipment, net	409,704	399,650
Other assets	380,632	351,946
Non-current assets held for sale	49,889	100,933
	$1,493,139	$1,434,970

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term debt, including current maturities	$34,205	$7,505
Accounts payable	167,950	144,605
Accrued expenses	130,373	145,604
Current liabilities associated with assets held for sale	25,709	39,690
Total current liabilities	358,237	337,404
Long-term debt	285,339	294,581
Other liabilities	154,162	170,246
Non-current liabilities associated with assets held for sale	1,970	809
Shareholders’ equity	693,431	631,930
	$1,493,139	$1,434,970

*       Reflects reclassification of assets held for sale

CARLISLE COMPANIES INCORPORATED
Comparative Condensed Consolidated Statement of Cash Flows
For the Twelve months ended December 31
(In thousands)

	2004	2003*
Operating activities
Net income	$79,612	$88,920
Reconciliation of net earnings to cash flows:
Loss (Income) from discontinued operations, net of tax	38,702	(393)
Depreciation and amortization	52,639	51,360
Earnings on equity investments	(2,790)	(3,244)
Foreign exchange gain	(1,017)	(2,103)
Deferred taxes	(1,371)	8,754
Gain on investments, property and equipment, net	(820)	(256)
Receivables under securitization program	53,000	(33,000)
Working capital	(111,710)	(3,850)
Other	5,327	(1,074)
Net cash provided by operating activities	111,572	105,114
Investing activities
Capital expenditures	(72,260)	(39,610)
Acquisitions, net of cash	(34,709)	(32,013)
Proceeds from investments, property and equipment	14,906	3,698
Other	217	(101)
Net cash used in investing activities	(91,846)	(68,026)
Financing activities
Net change in short-term debt and revolving credit lines	26,142	(45,638)
Proceeds from long-term debt	—	5,198
Reductions of long-term debt	(3,090)	(2,503)
Dividends	(27,960)	(26,695)
Treasury shares and stock options, net	(13,141)	15,757
Other	28	(887)
Net cash used in financing activities	(18,021)	(54,768)
Net cash (used in) provided by discontinued operations	(162)	8,565
Effect of exchange rate changes on cash	114	910
Change in cash and cash equivalents	1,657	(8,205)
Cash and cash equivalents
Beginning of period	23,361	31,566
End of period	$25,018	$23,361

* Reflects reclassification of cash flows from discontinued operations